EXHIBIT 10.2

FIRST AMENDMENT TO
SECURED PROMISSORY NOTE

This First Amendment to Secured Promissory Note (this “Amendment”) is entered into on November 5, 2014 by and between Ghost Management Group, LLC, a Delaware limited liability company (the “Company”) and SearchCore, Inc., a Nevada corporation (the “Holder”). Each of the Company and the Holder may be referred to as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Company (as successor to the original obligor, RJM BV, and subsequent successor to Ghost Media Group, LLC, a Nevada limited liability company effective as of October 1, 2014) is currently the obligor under that certain Secured Promissory Note dated December 31, 2012 in the original principal amount of $3,000,000 in favor of the Holder (the “Note”);

WHEREAS, the Parties desire to amend the Note as set forth herein to accelerate one of the monthly payments and to reduce the outstanding principal amount.

NOW, THEFORE, for good and adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Pursuant to Section 2(B) of the Note, the Company is obligated to make a payment in the amount of One Hundred Thousand Dollars ($100,000) on the twenty fifth (25th) of each month through and including May 25, 2015, plus, pursuant to Section 2(C) of the Note, a final payment in the amount of Sixteen Thousand Five Hundred Dollars ($16,500) on July 25, 2015 (the “Last Payment”).

2. At Holder’s request, the Company agreed to make, and made, by wire transfer to the Holder on November 4, 2014, an additional principal payment for the month of November 2014 of One Hundred Thousand Dollars ($100,000), which the Company and Holder agree was an early payment of the monthly amount that would be due May 25, 2015. As consideration for the early payment, the Holder hereby waives the Last Payment and reduces the amount owing under the Note by the amount of the Last Payment. All other payment obligations will remain as stated in the Note, as follows: six payments of One Hundred Thousand Dollars ($100,000) due on the 25th of the month, from November 25, 2014 through and including April 25, 2015, at which point the Note will be paid in full.

3. Other than as set forth herein, the term and conditions of the Note shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have entered into this Amendment as of the date first set forth above.

“Company”	“Holder”

Ghost Management Group, LLC,	SearchCore, Inc.,
a Delaware limited liability company	a Nevada corporation

/s/ Justin Hartfield	/s/ James Pakulis
By: Justin Hartfield	By: James Pakulis
Its: Manager	Its: Chief Executive Officer

/s/ Douglas Francis
By: Douglas Francis
Its: Manager